Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES CORPORATE APPOINTMENTS

CHESTER, WV — December 5, 2011 — MTR Gaming Group Inc. (NasdaqGS: MNTG) today announced the appointment of two key executives to their corporate team.  Joe Billhimer, who currently serves as the Company’s Senior Vice President of Operations and Development and President and General Manager of Mountaineer Casino, Racetrack & Resort in Chester, West Virginia, has become the Company’s Executive Vice President and Chief Operating Officer.  In addition, Fred Buro, who currently serves as the President and General Manager of Presque Isle Downs & Casino in Erie, PA, has become the Company’s Vice President and Chief Marketing Officer.   Both executives assumed the responsibilities of their new roles on December 1, 2011, and will continue to serve in their current capacities until suitable replacements are identified.

“The Company will benefit quickly from the extensive gaming experience these two executives bring to the corporate level of the organization,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc. “We believe that these two appointments complement and fortify the MTR Gaming Group’s corporate team.  We have structured MTR to both maximize results at our existing operations and capitalize on various favorable development and management opportunities that currently exist in the gaming sector, such as the development of Scioto Downs VLT facility in Columbus, Ohio, which we anticipate opening during the second quarter of 2012, and internet gaming.”

Mr. Billhimer has 29 years of experience working in the gaming industry.  Prior to joining MTR in April 2011, he was the Co-founder and a Principal of Foundation Gaming Group, an advisory and management services firm in the gaming industry which, among other engagements, successfully managed Harlow’s Casino Resort in Greenville, Mississippi, from 2009 to 2010 and marketed its sale to Churchill Downs. Prior to Foundation Gaming Group, Mr. Billhimer was President and CEO of Premier Entertainment LLC, the developer and parent of the Hard Rock Hotel and Casino in Biloxi, MS, from 2003 to 2008. While at Premier Entertainment, he was named Casino Journal’s “Casino Executive of the Year” in 2007 for his efforts in re-developing the Hard Rock Hotel and Casino after it was destroyed by Hurricane Katrina. Before Premier Entertainment, he spent three years as President and General Manager of Caesars Entertainment’s Grand Casino Resort in Gulfport, MS, and prior to that experience, eight years with Pinnacle Entertainment where he was Executive Vice President and General Manager of Casino Magic in Bay St. Louis, MS.

Mr. Buro joined the Company in February 2009 and has 22 years of gaming experience.   In addition to his current roles, he has also served as Executive Vice

President of Marketing of Mountaineer Casino, Racetrack & Resort.  Prior to joining the Company, he served as a marketing consultant and was employed by Columbia Sussex Corporation, where he served the capacities of President and COO of the Tropicana Casino in Atlantic City, New Jersey and Chief Marketing Officer where he was responsible for the marketing operations of ten casinos in the gaming and resorts division.  Before Columbia Sussex Corporation, Mr. Buro worked for Penn National Gaming, Inc. and served as General Manager for Charles Town Races & Slots in Charles Town, WV.  He also spent eight years with Trump Hotels and Casinos Resorts where he served in various marketing and development capacities, including President and COO of Trump Plaza Hotel Casino in Atlantic City, NJ.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

Fred A. Buro

Vice President and Chief Marketing Officer

724-933-8122

fburo@pidowns.com